EXHIBIT 23.3

Consent of Independent Certified Public Accountants

We have issued our report dated July 17, 2012, with respect to the consolidated financial statements of Edifice Information Management Systems, Inc. for the years ended December 31, 2011 and 2010, included in the Current Report on Form 8-K dated August 7, 2012 of SPS Commerce, Inc., which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

New York, New York

January 11, 2013